Exhibit 99.1

Tesla Vehicle Production & Deliveries and Date for Financial Results & Webcast for First Quarter 2023

In the first quarter, we produced over 440,000 vehicles and delivered over 422,000 vehicles.

We continued to transition towards a more even regional mix of vehicle builds, including Model S/X vehicles in transit to EMEA and APAC.

	Production	Deliveries	Subject to operating lease accounting
Model S/X	19,437	10,695	10%
Model 3/Y	421,371	412,180	5%
Total	440,808	422,875	5%

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Tesla will post its financial results for the first quarter of 2023 after market close on Wednesday, April 19, 2023. At that time, Tesla will issue a brief advisory containing a link to the Q1 2023 update, which will be available on Tesla’s Investor Relations website. Tesla management will hold a live question and answer webcast that day at 4:30 p.m. Central Time (5:30 p.m. Eastern Time) to discuss the Company’s financial and business results and outlook.

What: Date of Tesla Q1 2023 Financial Results and Q&A Webcast

When: Wednesday, April 19, 2023

Time: 4:30 p.m. Central Time / 5:30 p.m. Eastern Time

Q1 2023 Update: https://ir.tesla.com

Webcast: https://ir.tesla.com (live and replay)

Approximately two hours after the Q&A session, an archived version of the webcast will be available on the Company’s website.

For additional information, please visit https://ir.tesla.com.

Investor Relations Contact:

ir@tesla.com

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Our net income and cash flow results will be announced along with the rest of our financial performance when we announce Q1 earnings. Tesla vehicle deliveries represent only one measure of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.